Exhibit 99.1

Item 7 ( c ).  Exhibit 99.1

CANTERBURY PARK HOLDING CORPORATION
REPORTS 2003 FISCAL OPERATING RESULTS

FOR IMMEDIATE RELEASE	CONTACT:	RANDY SAMPSON
March 26, 2004		(952) 445-7223

SHAKOPEE, MN - Canterbury Park Holding Corporation (AMEX:ECP) today announced financial results for the fourth quarter and year ended December 31, 2003.

The Company earned net income of $2,870,130 on revenues of $47.8 million for the year ended December 31, 2003, compared to net income of $2,276,595 on revenues of $41.7 million for the year ended December 31, 2002.   Fully diluted earnings per share for fiscal 2003 were $.70 compared with $.57 for fiscal 2002.  Further results for 2003 are presented in the accompanying table.

For the fourth quarter of 2003, the Company posted revenues of $10.5 million, up 20.6% from revenues of $8.7 million during the same period of 2002.  Net income was $861,944, or $.21 per diluted share, versus $497,872, or $.13 per diluted share in the fourth quarter of 2002.

The Company’s 2003 revenues of $47.8 million represented a 14.7% increase over 2002.  Card Club revenues increased 26.5% to $23.0 million in 2003 compared to $18.2 million in 2002, due to the renewed popularity of the Poker games room and the increased awareness of the Casino Games room.  Pari-mutuel revenues increased 2.8% to approximately $17.3 million in 2003 as compared to the prior year, primarily due to increased on-track wagering on live racing and the return of the nationally recognized Claiming Crown racing event.  Operating expenses increased 12.4% to $42.6 in 2003, primarily due to  increases in purse expense, salaries and wages, and advertising and marketing costs consistent with the overall increase in business in 2003.  In addition, other operating expenses increased 19.6% due to increased charitable contributions and expenses related to the Company’s efforts to obtain legislative approval for additional gaming at the Racetrack.

“We anticipated only modest growth in 2003 and we are very pleased to have exceeded those expectations due in large part to a record year in the Card Club” stated Canterbury Park’s President Randy Sampson.  “In addition, we are proud of the increase in our Pari-mutuel revenues considering the challenges facing the horse racing industry and the tough results experienced at other racetracks throughout the country.”

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Mr. Sampson continued, “We are excited as we look forward to our 2004 live meet which represents our tenth year of providing live horse racing entertainment to our loyal and enthusiastic fans.  The return of the Claiming Crown will be another fan favorite, and will be the fifth time in six years that we have hosted this national event for “blue collar” runners.  At the same time we continue to work hard to secure legislative approval for additional gaming, as this represents the best opportunity for significant growth by the Company and the horse industry in this region.  Our Racino legislation continues to be a strong favorite with the general public throughout Minnesota.  We are confident that if this bill becomes law, it will boost the Minnesota breeding industry and improve our live racing product through increased purses.  In addition, it will mean new jobs and development opportunities for the Company, and also provide significant new tax revenues for state and local governments.”

Mr. Sampson concluded, “While we can give no assurance that our bill or a version of this bill will be enacted into law this year, we will continue to communicate and promote our Racino vision at the Minnesota Legislature.”

About Canterbury Park:

Named to Fortune Small Business’ July 2003, 100 fastest growing small companies list (#19), Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only pari-mutuel horse racing facility.  The Company’s 68-day 2004 live race meet begins on May 14th and ends September 6, 2004.  In addition, the Company is authorized under Minnesota law to host “unbanked” card games.  Canterbury Park’s Card Club operates 24 hours a day, seven days a week, and receives collection revenue from 31 poker tables and 19 tables offering a variety of unbanked card games.  The Company also conducts year-round wagering of simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota.  For more information about the Company please visit us at www.canterburypark.com.

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Cautionary Statement:

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions.  For such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws.  Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those indicated in the forward-looking statements.  Such risks and uncertainties include, but are not limited to: material fluctuations in attendance at the Racetrack, material changes in the level of wagering by patrons, decline in interest in the unbanked card games offered at the Card Club, legislative and regulatory changes, the impact of wagering products and technologies introduced by competitors; increases in the percentage of revenues allocated for purse fund payments; increases in compensation and employee benefit costs; the general health of the gaming sector; higher than expected expense related to new marketing initiatives; and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

NOTE:  Financial summary on following page.

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CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS

	Three Months Ended December 31, 2003	Three Months Ended December 31, 2002	Twelve Months Ended December 31, 2003	Twelve Months Ended December 31, 2002

Operating Revenues	$10,506,556	$8,712,792	$47,845,739	$41,701,314

Operating Expenses	$8,992,738	$7,891,449	$42,586,679	$37,899,450

Income from Operations	$1,513,818	$821,343	$5,259,060	$3,801,864

Non-Operating Revenues, net	$11,479	$9,528	$39,721	$28,940

Income Tax Expense	$(663,353)	$(332,999)	$(2,428,651)	$(1,554,209)

Net Income	$861,944	$497,872	$2,870,130	$2,276,595

Basic Net Income Per Common Share	$0.23	$0.14	$0.78	$0.64

Diluted Net Income Per Common Share	$0.21	$0.13	$0.70	$0.57

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